Nuveen Enhanced Corporate Opportunities Fund N-2/A

Exhibit 99.(l)(1)

2005 Market Street Suite 2600 Philadelphia, PA 19103 T: 215.564.8000

July 13, 2026

Nuveen Enhanced Corporate Opportunities Fund

333 West Wacker Drive

Chicago, Illinois 60606

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Nuveen Enhanced Corporate Opportunities Fund (the “Fund”), a Massachusetts business trust, in connection with the registration of its Class I, Class A1 and Class A2 Common Shares of beneficial interest, $0.01 par value per share (collectively, the “Common Shares”), pursuant to a registration statement on Form N-2 to be filed on or about the date hereof (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940 (the “Investment Company Act”) and the Securities Act of 1933 (the “Securities Act”).

This opinion is furnished in accordance with the requirements of Item 25.2(l) of Form N-2 under the Investment Company Act and the Securities Act.

In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Fund’s Declaration of Trust, as amended (the “Declaration”), By-Laws (the “By-Laws”), actions of the Board of Trustees of the Fund (the “Board”) authorizing the issuance of the Common Shares, and the Registration Statement.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Fund and others.

We have assumed the following for purposes of this opinion:

1. The Common Shares will be issued in accordance with the Declaration and By-Laws, each as is in existence as of the date of this opinion, and resolutions of the Board relating to the creation, authorization, issuance and sale of the Common Shares.

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Nuveen Enhanced Corporate Opportunities Fund

333 West Wacker Drive

Chicago, Illinois 60606

2. The Common Shares will be issued against payment therefor as described in the Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement.

Based upon the foregoing, we are of the opinion that when the Common Shares are issued and sold after the Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, any Common Shares so issued and sold will be legally issued, fully paid and non-assessable by the Fund, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for obligations of the Fund.

In rendering the foregoing opinion, we have relied upon the opinion of Morgan, Lewis & Bockius LLP expressed in their letter to us dated July 13, 2026.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Fund and we further consent to reference in the Registration Statement of the Fund to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP